Exhibit 99.1

4300 Wildwood Parkway Atlanta, GA 30339 1-888-502-BLUE www.BlueLinxCo.com

BlueLinx Contacts:
Doug Goforth, CFO & Treasurer BlueLinx Holdings Inc. (770) 953-7505	Investor Relations: Russ Zukowski, Vice President Finance (770) 953-7620
FOR IMMEDIATE RELEASE
BLUELINX ANNOUNCES FOURTH-QUARTER RESULTS
— Net Loss Totals $25.1 Million on 36% Revenue Decline Related to Continued Housing Slump —
— Fourth-Quarter Results also impacted by Restructuring and Severance Charges —
— Generated $82 Million in Cash from Operations in Fourth Quarter —
ATLANTA — February 17, 2009 — BlueLinx Holdings Inc. (NYSE: BXC), a leading distributor of building products in North America, today reported financial results for the fourth quarter and full year ended January 3, 2009.
The Company’s fourth-quarter net loss totaled $25.1 million, or $0.81 per diluted share, compared with a net loss of $34.1 million, or $1.10 per share, in the year-ago period. The Company’s results for the fourth quarter of 2008 reflect the ongoing downturn in the housing market and also were impacted by a number of restructuring and other charges detailed in the attached table.
Revenues for the fourth quarter decreased 35.6% to $501.5 million from $778.9 million for the same period a year ago, reflecting a 41.2% decline in structural product sales and a 26.9% sales decline in specialty products, both associated with the approximate 44% decline in housing starts relative to the year ago quarter. The decline in structural product sales and specialty product sales resulted from unit volume declines of 41.7% and 31.4%, respectively, compared to the prior year period. These volume decreases were partially offset by a slight improvement in product mix and underlying prices combined with the Company’s margin improvement initiatives.
Gross profit for the fourth quarter totaled $46.4 million, down 29.8% from $66.1 million in the prior year period. The gross profit decline reflects lower unit volume associated with the decline in housing starts offset by a slight increase in underlying product prices relative to last year and the Company’s margin improvement initiatives. Gross margin was 9.3% for the period compared to 8.5% in the prior year period. Gross margin for the fourth quarter of 2008 was negatively impacted by the rapid decline in margins on certain structural metal products. The year ago period’s margin was negatively impacted by approximately 1.3% due to the stock keeping unit (“SKU”) rationalization undertaken in the fourth quarter of 2007.

BlueLinx Q4’ 08 Earnings Release February 17, 2009	Page 2 of 7
Total operating expenses of $73.3 million for the fourth quarter decreased $37.9 million, or 34.1%, from the same period a year ago. Operating expenses include net charges of $3.7 million associated with the Company’s facility consolidations, severance related costs, and other items resulting from the Company’s restructuring efforts during the fourth quarter. Operating expenses in the prior year period included approximately $16.9 million of similar charges. Operating loss for the quarter was $26.8 million, compared with an operating loss of $45.1 million a year ago. In addition to the restructuring charges indicated above, the fourth quarter of fiscal 2007 operating loss included an estimated $10 million negative margin impact from the SKU rationalization program. Additionally, we generated approximately $82 million in cash from operations during the fourth quarter of 2008 and ended the year with approximately $192 million in excess availability on our revolving credit facility.
For the full year ended January 3, 2009, net loss totaled $31.7 million, or $1.02 per diluted share, compared with a net loss of $27.9 million, or $0.91 per diluted share, for the prior year. Full-year results include after-tax charges totaling $7.7 million, or $0.25 per diluted share, related to the Company’s restructuring charges, severance related costs, and other items, compared to $15.4 million, or $0.51 per diluted share, for the prior year. Sales for the year totaled $2.8 billion, down 27.5% from $3.8 billion a year ago, reflecting lower unit volume associated with an approximate 33% decrease in housing starts versus the comparable prior year period.
Interest expense for the fourth quarter increased $1.1 million from the same period a year ago due to mortgage prepayment fees. Benefit from income taxes of $12.9 million decreased $8.2 million compared to the same period a year ago due to a lower pre-tax loss and recording a valuation allowance of $1.2 million related to state taxes.
For the full year ended January 3, 2009, gross profit decreased 19.6% to $314.9 million from $391.9 million for the prior year, translating to gross margins of 11.3% and 10.2% for 2008 and 2007, respectively. The increase in gross margin for 2008 is primarily attributable to an increase in certain structural metal prices earlier in the year and a shift in product mix from structural to higher margin specialty products. The Company estimates the impact of the fourth quarter 2007 SKU rationalization negatively impacted full year gross margins by approximately 0.3%. Total operating expenses of $323.9 million for the year decreased $69.8 million, or 17.7%, from 2007, primarily due to reduced payroll, commissions and other operating expenses. Operating costs for 2008 include net charges related to facility consolidations, severance related costs, and other items of $8.4 million compared with prior year operating costs which included $15.2 million of similar charges.
BlueLinx generated $181 million in cash from operations during 2008 compared to $80 million in fiscal 2007.
As previously disclosed in our earnings pre-release issued January 20, 2009, we made a $7.5 million discretionary contribution to our hourly pension plan in the fourth quarter which we believe will satisfy fiscal 2009 funding requirements. During the year, the market value of our pension plan assets was negatively impacted by stock market declines in 2008 causing the net unfunded amount of our benefit plan at year end to be approximately $17.0 million. The 2008 period end unfunded status compares with a net funded status of the benefit plan of $1.8 million at December 29, 2007.
“The housing and building products markets continued to be challenging during the quarter as a result of the historic slump in the housing industry” said George Judd, chief executive officer. “During the quarter, and throughout the year, we remained focused on the areas we could control and continued to take measures to effectively manage our business in this difficult operating environment. We remain focused on working with our customers to ensure we are meeting their needs and with our vendors to be their distributor of choice. While it is difficult to predict when the turn around will occur, I believe our efforts will position BlueLinx to participate in that rebound as a much stronger competitor and as the leading building products distributor in the United States.”

BlueLinx Q4’ 08 Earnings Release February 17, 2009	Page 3 of 7
Fourth-Quarter Conference Call
BlueLinx will host a conference call today at 10:00 a.m. Eastern Time, accompanied by a supporting slide presentation. Investors can listen to the conference call and view the accompanying slide presentation by going to the BlueLinx web site, www.BlueLinxCo.com and selecting the conference link on the Investor Relations page. Investors will be able to access an archived recording of the conference call for one week by calling 706-645-9291, Conference ID# 83616719. The recording will be available two hours after the conference call has concluded. Investors also can access a recording of this call on the BlueLinx web site, where a replay of the webcast will be available for 90 days.
Use of Non-GAAP Measures
BlueLinx reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). The Company also believes that presentation of certain non-GAAP measures, i.e., results excluding certain charges, when appropriate, provides useful information for the understanding of its ongoing operations and enables investors to focus on period-over-period operating performance, without the impact of significant special items, and thereby enhances the user’s overall understanding of the Company’s current financial performance relative to past performance and provides a better baseline for modeling future earnings expectations. Any non-GAAP measures used herein are reconciled in the financial tables accompanying this news release. The Company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the Company’s reported GAAP results.
About BlueLinx Holdings Inc.
Headquartered in Atlanta, Georgia, BlueLinx Holdings Inc., operating through its wholly owned subsidiary BlueLinx Corporation, is a leading distributor of building products in North America. Employing approximately 2,100 people, BlueLinx offers greater than 10,000 products from over 750 suppliers to service approximately 11,500 customers nationwide, including dealers, industrial manufacturers, manufactured housing producers and home improvement retailers. The Company operates its distribution business from sales centers in Atlanta and Denver, and its network of more than 70 warehouses. BlueLinx is traded on the New York Stock Exchange under the symbol BXC. Additional information about BlueLinx can be found on its Web site at www.BlueLinxCo.com.
Forward-looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including certain statements related to expected fourth-quarter results and anticipated fiscal 2009 events. All of these forward-looking statements are based on estimates and assumptions made by our management that, although believed by BlueLinx to be reasonable, are inherently uncertain. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements. These risks and uncertainties may include, among other things: changes in the supply and/or demand for products that we distribute, especially as a result of conditions in the residential housing market; general economic and business conditions in the United States; the activities of competitors; changes in significant operating expenses; changes in the availability of capital including the availability of residential mortgages; the ability to identify acquisition opportunities and effectively and cost-efficiently integrate acquisitions; adverse weather patterns or conditions; acts of war or terrorist activities; variations in the performance of the financial markets; and other factors described in the “Risk Factors” section in the Company’s Annual Report on Form 10-K for the year ended December 29, 2007 and in its periodic reports filed with the Securities and Exchange Commission from time to time. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. BlueLinx undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, changes in expectation or otherwise, except as required by law.
- Tables to Follow -

BlueLinx Q4’ 08 Earnings Release February 17, 2009	Page 4 of 7
BlueLinx Holdings Inc.
Statements of Operations
     in thousands, except per share data

	Quarters Ended		Years Ended
	January 3,	December 29,	January 3,	December 29,
	2009	2007	2009	2007
	(unaudited)	(unaudited)	(unaudited)

Net sales	$501,514	$778,918	$2,779,699	$3,833,910
Cost of sales	455,068	712,775	2,464,766	3,441,964

Gross profit	46,446	66,143	314,933	391,946

Operating expenses:
Selling, general, and administrative	67,748	106,114	303,403	372,754
Depreciation and amortization	5,508	5,084	20,519	20,924

Total operating expenses	73,256	111,198	323,922	393,678

Operating loss	(26,810)	(45,055)	(8,989)	(1,732)
Non-operating expenses:
Interest expense	11,017	9,904	38,547	43,660
Other expense (income), net	216	231	601	(370)

Loss before provision for income taxes	(38,043)	(55,190)	(48,137)	(45,022)
Benefit from income taxes	(12,926)	(21,110)	(16,434)	(17,077)

Net loss	$(25,117)	$(34,080)	$(31,703)	$(27,945)

Basic weighted average number of common shares outstanding	31,164	30,890	31,083	30,848

Basic net loss per share applicable to common shares	$(0.81)	$(1.10)	$(1.02)	$(0.91)

Diluted weighted average number of common shares outstanding	31,164	30,890	31,083	30,848

Diluted net loss per share applicable to common shares	$(0.81)	$(1.10)	$(1.02)	$(0.91)

Dividends declared per common shares	$—	$0.125	$—	$0.50

BlueLinx Q4’ 08 Earnings Release February 17, 2009	Page 5 of 7
BlueLinx Holdings Inc.
Balance Sheets
      in thousands

	January 3,	December 29,
	2009	2007
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$150,353	$15,759
Receivables, net	130,653	263,176
Inventories, net	189,482	335,887
Deferred income taxes	11,868	12,199
Other current assets	37,351	53,231

Total current assets	519,707	680,252

Property, plant, and equipment:
Land and improvements	53,426	57,295
Buildings	96,159	98,420
Machinery and equipment	70,491	67,217
Construction in progress	2,035	4,212

Property, plant, and equipment, at cost	222,111	227,144
Accumulated depreciation	(69,336)	(54,702)

Property, plant, and equipment, net	152,775	172,442
Non-current deferred tax assets	17,468	2,628
Other non-current assets	42,457	28,114

Total assets	$732,407	$883,436

Liabilities:
Current liabilities:
Accounts payable	$78,367	$164,717
Bank overdrafts	24,715	37,152
Accrued compensation	11,552	10,372
Current maturities of long-term debt	60,000	—
Other current liabilities	24,546	19,280

Total current liabilities	199,180	231,521

Noncurrent liabilities:
Long-term debt	384,870	478,535
Other non-current liabilities	45,505	18,557

Total liabilities	629,555	728,613

Shareholders’ Equity:
Common stock	323	312
Additional paid in capital	144,148	142,081
Accumulated other comprehensive (loss) income	(16,920)	5,426
(Accumulated deficit) retained earnings	(24,699)	7,004

Total shareholders’ equity	102,852	154,823

Total liabilities and shareholders’ equity	$732,407	$883,436

BlueLinx Q4’ 08 Earnings Release	Page 6 of 7
February 17, 2009
BlueLinx Holdings Inc.
Statements of Cash Flows
      in thousands

	Years Ended
	January 3,	December 29,
	2009	2007
	(unaudited)

Cash flows from operating activities:
Net loss	$(31,703)	$(27,945)
Adjustments to reconcile net loss to cash provided by operations:
Depreciation and amortization	20,519	20,924
Amortization of debt issue costs	2,479	2,431
Non-cash vacant property charges	4,441	11,037
Deferred income tax benefit	(2,935)	(9,526)
Prepayment fees associated with principal payments on mortgage	1,868	—
Gain from sale of properties	(1,936)	—
Gain from insurance settlement	—	(1,698)
Share-based compensation	2,614	3,500
Excess tax benefits from share-based compensation arrangements	(81)	(20)
Changes in assets and liabilities:
Receivables	132,523	44,367
Inventories	146,405	74,799
Accounts payable	(86,350)	(31,098)
Changes in other working capital	20,440	(6,211)
Other	(27,013)	(718)

Net cash provided by operating activities	181,271	79,842

Cash flows from investing activities:
Property, plant, and equipment investments	(4,919)	(13,141)
Proceeds from disposition of assets	5,904	4,071

Net cash provided by (used in) investing activities	985	(9,070)

Cash flows from financing activities:
Proceeds from stock options exercised	434	496
Excess tax benefits from share-based compensation arrangements	81	20
Net decrease in revolving credit facility	(27,535)	(53,927)
Debt financing costs	(217)	—
Principal payments on mortgage	(6,130)	—
Prepayment fees associated with principal payments on mortgage	(1,868)	—
Decrease in bank overdrafts	(12,437)	(13,089)
Common dividends paid	—	(15,591)
Other	10	36

Net cash used in financing activities	(47,662)	(82,055)

Increase (decrease) in cash and cash equivalents	134,594	(11,283)
Balance, beginning of period	15,759	27,042

Balance, end of period	$150,353	$15,759

BlueLinx Q4’ 08 Earnings Release	Page 7 of 7
February 17, 2009
BlueLinx Holdings Inc.
Restructuring and Other Charges
      in thousands, except per share amounts

	Quarters Ended
	January 3,		December 29,
	2009		2007
	(unaudited)		(unaudited)
	$(000s)	$ EPS	$(000s)	$ EPS

After-tax items:

Facility consolidations and severance related costs (1)	$(3,023)	$(0.10)	$(10,335)	$(0.33)
Valuation allowance on deferred tax assets	(1,179)	(0.04)	—	—
Prepayment fees associated with principal payments on mortgage	(1,140)	(0.04)	—	—
Goodwill impairment (1)	(665)	(0.02)	—	—
Gain from sale of real estate (1)	1,181	0.04	—	—
SKU Rationalization	—	—	(6,100)	(0.20)

Total	$(4,826)	$(0.16)	$(16,435)	$(0.53)

	Years Ended
	January 3,		December 29,
	2009		2007
	(unaudited)		(unaudited)
	$(000s)	$ EPS	$(000s)	$ EPS

After-tax items:

Facility consolidations and severance related costs (1)	$(5,902)	$(0.19)	$(10,335)	$(0.34)
Valuation allowance on deferred tax assets	(1,179)	(0.04)	—	—
Prepayment fees associated with principal payments on mortgage	(1,140)	(0.04)	—	—
Goodwill impairment (1)	(665)	(0.02)	—	—
Gain from sale of real estate (1)	1,181	0.04	1,036	0.03
SKU Rationalization	—	—	(6,100)	(0.20)

Total	$(7,705)	$(0.25)	$(15,399)	$(0.51)

(1) Included in operating expenses.
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